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                                                                    EXHIBIT 99.3

                                                                   PRESS RELEASE

PROVIDENT

PROVIDENT COMPANIES, INC.
1 FOUNTAIN SQUARE
CHATTANOOGA, TN 87402

MARCH 27, 1997                          CONTACT:  Thomas A.H. White
                                                  (423) 755-8996


                PROVIDENT COMPLETES ACQUISITION OF PAUL REVERE

        CHATTANOOGA, Tenn. -- Provident Companies, Inc. (NYSE: PVT) today announced that it has completed its acquisition of The Paul Revere Corporation (NYSE:PRL).
        "We are extremely pleased to complete the acquisition of Paul Revere," said J. Harold Chandler, Provident's chairman, president and chief executive officer. "This transaction, along with out recent acquisition of GENEX Services, Inc., significantly enhances our ability to grow revenues and earnings and to provide value to our customers and shareholders."
        Under the terms of the transaction, Paul Revere will become a wholly owned subsidiary of Provident Companies, Inc. Paul Revere's public shareholders may elect to receive for each Paul Revere share i) $26.00 in cash; or ii) a combination of $20.00 in cash and 0.177 shares of Provident common stock; or iii) 0.767 shares of Provident common stock. Yesterday's closing price for Provident common stock was $55.50, compared to $31.50 on April 26, 1996, the last trading day before the transaction was announced. Paul Revere common shareholders will receive instructions on making their elections shortly.





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                                  PROVIDENT


        Textron, Inc. (NYSE:TXT), which owns approximately 83.3% of Paul Revere's 45 million outstanding common shares, will receive $20.00 in cash and
0.1578 shares of Provident common stock for each Paul Revere share.
        Textron and Provident also announced an additional agreement by which, under certain circumstances, Textron will pay to Provident a portion of the proceeds from the sale of Provident stock received by Textron in the acquisition. This agreement between Textron and Provident does not affect Paul Revere's public shareholders.
        Separately, Provident completed its transaction with the Zurich Insurance Group. Zurich and certain related entities made a $800 million common stock investment in Provident, representing approximately 14 percent of the equity of the company, in connection with Provident's acquisition of Paul Revere.
        Provident Companies, Inc., through its subsidiaries, is a provider of disability, life, and related coverages to the individual and employee benefits marketplaces.

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